Exhibit 4.2
     This Note is a Depositary Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or nominee of a Depositary. This Note is exchangeable for Notes registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee of the Depositary to a successor Depositary or a nominee of such successor Depositary) may be registered except in such limited circumstances.
     Unless this certificate is presented by an authorized representative of The Depositary Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depositary Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.: 1	CUSIP No.: 637432 HU2
PRINCIPAL AMOUNT: $300,000,000	ISIN No.: US637432HU20
ORIGINAL ISSUE DATE: April 10, 2007
EXTENDIBLE SENIOR UNSECURED FLOATING RATE NOTES INITIALLY DUE 2009
          NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of $300,000,000 on April 9, 2009, or, if such day is not a Business Day, the immediately following Business Day (the “initial maturity date”), unless the maturity of all or any portion of the principal amount of the Notes is extended in accordance with the procedures set forth below, but in no event will the maturity of the Notes be extended beyond April 9, 2014, or, if such day is not a Business Day, the immediately following Business Day (the “final maturity date”); and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.
          During a notice period for any election date (as defined below) the maturity of all or any portion of the principal amount of the Notes may be extended to the actual maturity date (as defined below) opposite that election date. The election dates will be the 9th calendar day of each April, July, October and January, commencing on July 9, 2007 provided that if any such day is not a Business Day, the election date will be extended to the next succeeding Business Day. The actual maturity date will be the initial maturity date, the final maturity date and the 9th calendar day of each April, July, October and January, commencing on April 9, 2009, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the actual maturity date.
          The election dates and the corresponding actual maturity dates for the Notes are:

Election Date	Actual Maturity Date
July 2007 Election Date	July 2009 Actual Maturity Date
October 2007 Election Date	October 2009 Actual Maturity Date
January 2008 Election Date	January 2010 Actual Maturity Date
April 2008 Election Date	April 2010 Actual Maturity Date
July 2008 Election Date	July 2010 Actual Maturity Date
October 2008 Election Date	October 2010 Actual Maturity Date
January 2009 Election Date	January 2011 Actual Maturity Date
April 2009 Election Date	April 2011 Actual Maturity Date
July 2009 Election Date	July 2011 Actual Maturity Date
October 2009 Election Date	October 2011 Actual Maturity Date
January 2010 Election Date	January 2012 Actual Maturity Date
April 2010 Election Date	April 2012 Actual Maturity Date
July 2010 Election Date	July 2012 Actual Maturity Date
October 2010 Election Date	October 2012 Actual Maturity Date
January 2011 Election Date	January 2013 Actual Maturity Date
April 2011 Election Date	April 2013 Actual Maturity Date
July 2011 Election Date	July 2013 Actual Maturity Date
October 2011 Election Date	October 2013 Actual Maturity Date
January 2012 Election Date	January 2014 Actual Maturity Date
April 2012 Election Date	April 2014 Actual Maturity Date (the final maturity date)
          The maturity of all or any portion of the Notes having a principal amount of $2,000 or any multiple of $1,000 in excess thereof may be extended. To make this election effective on any election date, a holder of the Notes must deliver a notice of election during the notice period for that election. The “notice period” for each election date will begin on the tenth Business Day prior to the election date and end at 12:00 noon (New York City time) two Business Days immediately preceding the election date; provided that if the election date is not a Business Day, the notice period will be extended to 12:00 noon (New York City time) on the following Business Day. The notice of election must be delivered through the normal clearing system channels described in more detail below, no later than 12:00 noon, New York City time, on the last Business Day in the notice period. Upon delivery to the Trustee of such notice of election to extend the maturity of the Notes or any portion thereof during a notice period, the election will be revocable during each day of such notice period, until 12:00 noon, New York City time, on the last Business Day in such notice period, at which time such notice will become irrevocable.
          If, with respect to any election date, a holder of the Notes does not make an election to extend the maturity date of all or any portion of the principal amount of its Notes, the principal amount of the Notes for which such holder has failed to make an election will become due and payable on the initial maturity date, or any later actual maturity date to which the maturity date of the Notes has previously been extended. The principal amount of the Notes for which such election is not exercised will be represented by a note issued on is such election date. The note so issued will have the same terms and form part of the same series as the Notes, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is the actual maturity date that corresponds to such election date or, if such maturity date is not a Business Day, the next succeeding Business Day. The failure to elect to extend the maturity of all or any portion of the Notes will be irrevocable and will be binding upon any subsequent holder of such Notes.
          The Notes will be issued in registered global form and will remain on deposit with the Depository Trust Company (“DTC”), as depositary for the Notes. Therefore, each holder of the Notes must exercise the option to extend the maturity of such Notes through DTC. To ensure that DTC will receive timely notice of any holder’s election to extend the maturity of all or a portion of the Notes, the holder must instruct the direct or indirect participant through which it holds an interest in the Notes to notify DTC of such election in accordance with the then applicable operating procedures of DTC. DTC must be timely notified of such election so that it can deliver notice thereof to the Trustee prior to the close of business on the last Business Day in the notice period.
          DTC must receive any notice of election or any notice of revocation of a previous election from its participants no later than 12:00 noon, New York City time, on the last Business Day of the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers and holders of Notes should consult the direct or indirect participant through which they hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
          The Notes will bear interest at three month US dollar LIBOR plus or minus the applicable spread, as described below. Interest will be paid quarterly in arrears on the 9th calendar day of each April, July, October and January, beginning on July 9, 2007, and on the applicable actual maturity date. If any date on which interest is scheduled to be paid falls on a day that is not a Business Day (each, an “original interest payment date”), the making of such interest payment will be postponed to the next succeeding Business Day (and interest will accrue to but excluding that next succeeding Business Day) unless, for any interest payment date other than an actual maturity date, such next succeeding Business Day is in the next calendar month, in which case the date on which interest is to be paid will be the immediately preceding Business Day (and interest will accrue to but excluding that immediately preceding Business Day). A date on which an interest payment is made (following any adjustment made in accordance with the terms of the immediately preceding sentence) is referred to as an “interest payment date.” The final interest payment date for the Notes, or any portion of the Notes maturing prior to the final maturity date, will be the applicable maturity date, and interest for the last interest period preceding the final maturity date (as set forth below) will accrue from and including the interest payment date immediately preceding such maturity date to but excluding the maturity date (as adjusted as described in the third sentence of this paragraph if such maturity date is not a Business Day). Interest on the Notes will be computed on the basis of a 360-day year and the actual number of days elapsed.
          Interest on the Notes will accrue from and including April 10, 2007 to but excluding the first interest payment date and then from and including each interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or the applicable maturity date, as the case may be (following any adjustment made in accordance with the terms of the immediately preceding paragraph). Each of these periods is referred to as an “interest period.”
          The Company will pay interest on the Notes to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding the interest payment date. However, the Company will pay interest on the maturity date to the same persons to whom the principal will be payable.
          The Trustee has been initially appointed as calculation agent. The calculation agent will calculate the interest rate on the Notes and reset the interest rate on each interest payment date (or the issue date, in the case of the first interest period), each of which is referred to as an “interest reset date,” for the interest period commencing on such date to but excluding the next interest payment date (or the maturity date, in the case of the final interest period). The interest rate for each interest period will be equal to the three month LIBOR plus the spread, as determined below:

For Interest Reset Dates Occurring	Spread
From and including April 10, 2007 to and including April 8, 2009	Plus 0.06%
From and including April 9, 2009 to and including April 8, 2010	Plus 0.07%
From and including April 9, 2010 to and including April 8, 2011	Plus 0.08%
From and including April 9, 2011 to and including April 8, 2012	Plus 0.09%
From and including April 9, 2012 to and including April 8, 2013	Plus 0.10%
From and including April 9, 2013 to and including April 8, 2014	Plus 0.11%
          The interest rate in effect for the period from April 10, 2007 to but excluding July 9, 2007 (the “initial interest reset date”) will be three month US dollar LIBOR, as determined on April 9, 2007, plus 0.06% (the “initial interest rate”). The second London Banking Day preceding an interest reset date will be the “interest determination date’’ for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including April 10, 2007, to but excluding the next succeeding interest reset date will be the initial interest rate.
          The calculation agent will, upon the request of the holder of any Notes, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and holders of the Notes.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
By:
Sheldon C. Petersen
Governor and Chief Executive Officer
By:
Steven L. Lilly
Senior Vice President, Financial Services & Chief Financial Officer Assistant Secretary-Treasurer

(Seal) Attest:
By:

Trustee’s Certificate of Authentication This is one of the Notes of the series designated therein, described in the within-mentioned Indenture Dated: By: U.S. BANK NATIONAL ASSOCIATION, Trustee
By:
Authorized Officer

REVERSE OF NOTE
          This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 (the Indenture as so supplemented being herein called the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated Extendible Senior Unsecured Floating Rate Notes Initially Due 2009.
          Each Note of this series shall be dated the date of its authentication by the Trustee. Each Note of this series shall also bear an Original Issue Date, as specified on the face hereof, and such Original Issue Date shall remain the same for all Notes subsequently issued upon transfer, exchange or substitution of such original Note (or such subsequently issued Notes) regardless of their dates of authentication.
          The Notes may not be redeemed by the Company prior to maturity.
          For purposes of this Note the following terms shall have the following meanings:
          “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City which is also a London Banking Day.
          “Designated LIBOR Page” means the display on Reuters 3000 Xtra (or any successor service) on Reuters Page LIBOR01, or any other page as may replace the page on the service, for the purpose of displaying the London interbank rates of major banks of U.S. dollar deposits.
          “LIBOR” will be determined by the calculation agent in accordance with the following provisions:
(a) the calculation agent will determine the offered rate for deposits in United States dollars for the three-month period commencing on the applicable interest reset date that appears on the Designated LIBOR Page as of 11:00 A.M., London Time, on the applicable interest determination date. If fewer than two offered rates appear or no rate appears, LIBOR on the interest determination date will be determined in accordance with the provisions described in paragraph (b) set forth below.

(b) With respect to an interest determination date on which fewer than two offered rates appear or no rate appears on the Designated LIBOR Page as specified in (a) above, LIBOR will be determined according to the procedures described below.
     The calculation agent will request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the three-month period commencing on the first day of the relevant interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date and in a principal amount that is representative for a single transaction in United States dollars in the market at the time.
     If at least two quotations are so provided, then LIBOR on the interest determination date will be the arithmetic mean of the quotations.
     If fewer than two quotations are so provided, the LIBOR on the interest determination date will be arithmetic mean of the rates quoted at approximately 11:00 A.M., London time, in the applicable principal financial center, on the interest determination date by three major banks (which may include affiliates of the underwriters) in the principal financial center selected by the calculation agent for loans in United States dollars to leading European banks for the three-month period and in a principal amount that is representative for a single transaction in United States dollars in the market at the time.
     If the banks so selected by the calculation agent are not quoting as provided above, LIBOR determined as of the interest determination date will be LIBOR in effect for the Notes on that interest determination date.
          “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
          The Company at its option, subject to the terms and conditions provided in the Indenture, (a) will be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture after the Company deposits with the Trustee (or, in certain circumstances, 91 days after the Company deposits with the Trustee), pursuant to an escrow trust agreement, money or U.S. Government Obligations, or a combination of money and U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due in the currency, currencies or currency unit or units, in which such Notes are payable and in accordance with the terms of the Notes.

          If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class). The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class), on behalf of the Holders of all Notes of each such series, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that, regarding the Notes of any series, the Holders of not less than a majority in principal amount of the Outstanding Securities of such series may waive certain past defaults and their consequences on behalf of the Holders of all Notes of such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.
          No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency as may be designated by the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of the tenor and terms, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
          The Notes of this series are issuable only in registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.
          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
          The following abbreviations, when used in the inscription of the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN Act — Uniform Gifts to Minors Act
                                                                                      (State)
          Additional abbreviations may also be used though not in the above list.

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns and transfer(s) unto
Please insert social security
or other identifying number
of assignee
_______________________
_______________________

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _______________________ Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature

(The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.)